Contacts:

Caraco Pharmaceutical – Daniel Movens or Jitendra Doshi – P: (313) 871-8400

Marcotte Financial Relations - Mike Marcotte - P: (248) 656-3873

Caraco Pharmaceutical Laboratories Reports Record Sales for Fourth Quarter and Full Year 2006

DETROIT, June 5, 2006 — Caraco Pharmaceutical Laboratories, Ltd. (Amex: CPD) posted record net sales for Fiscal 2006, ended March 31, 2006, of $82.8 million as compared to $64.1 million for the corresponding period of 2005, representing over 29% growth. Sales for Q4 of Fiscal 2006 ending March 31, 2006 were $24.7 million as compared to $17.3 million over the corresponding period of 2005, representing sales growth of almost 43%.

Daniel H. Movens, Caraco’s Chief Executive Officer, said “the record increase in sales was primarily due to our team’s continued execution of our plan, improved production and sales of our generic equivalent of Ultracet® that was launched in the latter part of the third quarter of Fiscal 2006.”

Q4 and Fiscal 2006 (Full Year) results

During the fourth quarter and Fiscal 2006, net sales rose to a record $24.7 million or 43% and $82.8 million or 29%, over respective sales of $17.3 million and $64.1 million for the corresponding periods of 2005. Gross profit during the relevant periods improved to $12.7 million and $40.9 million, as compared to $9.5 million and $37.2 million for the corresponding periods of 2005. The improvements in gross profit of 34% and 10%, respectively, for the Q4 and the Fiscal 2006 were primarily due to increased sales, an improved balance in the mix of customers or class of trade and product selection being sold, offset in part by price erosion.

“The significant growth in the fourth quarter was primarily due to gaining market share on our launch of Tramadol with acetaminophen, our generic version of Ultracet®. Although we were the third manufacturer to enter the market, we gained significant market share. Two other products that were launched late in the period also contributed”, Mr. Movens added

SG&A expenses were $2.5 and $8.2 million for Q4 and Fiscal 2006, respectively, compared to $1.9 million and $5.9 million for the corresponding periods of 2005. The percentage of SG&A dropped in Q4 2006 to 10.1% of sales, from 11% in the corresponding period of 2005. The

Fiscal 2006 SG&A percentage marginally increased to 9.9% from 9.2% of sales in the corresponding period of 2005.

Total R&D expenses were $16.9 million and $43.5 million for Q4 and Fiscal 2006, as compared to $11.9 million and $33.4 million, respectively, for the corresponding periods of 2005.The significant increase in R&D is primarily due to costs associated with our technology transfer agreement with Sun Global and increased development activities. The agreement generally provides for a technology transfer by Sun of 25 products in exchange for 544,000 shares of Series B preferred stock per product that passes its biostudies. Caraco then prepares the product for filing with the FDA for approval. Since our year end, one more product has passed biostudies and there are only 4 products remaining to be transferred and pass biostudies as part of this product agreement.

The result was a net loss of $6.5 million ($0.25 loss per diluted share) and $10.4 million ($0.39 loss per diluted share) for Q4 and Fiscal 2006, respectively, as compared to a net loss of $4.3 million, ($0.16 loss per diluted share), and a net loss of $2.3 million, ($0.09 loss per diluted share), for the corresponding periods of 2005. The increase in net loss for Q4 of Fiscal 2006 was primarily due to an increase in total R&D expense, as compared to the corresponding periods of 2005.

“Our current operating cash position continues to allow us to be free of debt. We have entered into a short-term line of credit from JP Morgan Chase Bank, N.A. which may be used for our future expansion needs and to augment our working capital. Our working capital position has consistently improved, up from $18.8 million at March 31, 2005 to $41.4 million at the end of March 31, 2006. We now have a shareholders’ equity of $56.4 million as compared to $31.7 million at the end of March 2005.”

Mr. Movens added, “We continue to look at expansion opportunities to support our growth expectations, both near and long term. We believe we currently have the capacity to support our growth for the next two years and are taking measures to increase our capacity into the foreseeable future. We continue to invest in additional personnel to fortify our staff and provide for succession planning. Every functional area of our company has added key personnel, which is expected to improve our performance and assist in obtaining or surpassing our goals. We have added additional equipment and systems to improve throughput, streamline our operation and maintain or improve quality. We continue to improve our service levels in every aspect that touches our customer.”

“Our sequential quarterly sales growth rate in Q4 over Q3 of 19.3% was on the high end of growth for a quarter over quarterly period and is not indicative of any future quarter over quarter growth. Regardless, we expect that our sales trend for Fiscal 2006, in its entirety, should continue during Fiscal 2007. Pricing pressures increased in 2006, due in part to increased competition and customer mergers and acquisitions. Continued price erosion could result in lower growth rates and gross margins for Fiscal 2007. We have and will continue to work diligently to counter the pricing pressures through increased sales volumes, expansion of our customer base, improved productivity and maintaining control of operational overheads and increase cost reductions,” Mr. Movens added.

“Ten ANDAs were filed during Fiscal 2006 and we received approvals for three ANDAs in the latter part of the fiscal year, resulting in a total of 14 ANDAs pending approval by the FDA. We also received tentative approval for two more ANDAs in 2006. We will continue to move aggressively forward with our product-development plan and increase the amount of products we file in Fiscal 2007. While the development of new products will increase, we do not anticipate higher costs associated with that increase of product development. We will utilize our internal resources to improve output while controlling overall costs of our development plan. Our non-cash costs associated with product development are expected to be less while our cash costs related to product development will increase.”

“We believe that long term; we will have the cash available to meet increasing working capital requirements and will have the ability to finance capital investments that are needed to drive our future results. This in turn will strengthen our balance sheet and build value for our shareholders.”

More detailed information will be available in Caraco’s annual report on Form 10-K for fiscal year ended March 31, 2006 to be filed with the SEC.

Detroit-based Caraco Pharmaceutical Laboratories, Ltd., develops, manufactures, markets and distributes generic and private-label pharmaceuticals to the nation’s largest wholesalers, distributors, drugstore chains and managed care providers.

Safe Harbor: This news release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are contained in the Corporation’s filings with the Securities and Exchange Commission and by competitors of new or superior products or cheaper products or new technology for the production of products, the entry into the market of new competitors, market and include: information is of a preliminary nature and may be subject to adjustment, not obtaining or delays in obtaining FDA approval for new products, governmental restrictions on the sale of certain products, dependence on key personnel, development customer acceptance and demand for new pharmaceutical products, availability of raw materials, timing and success of product development and launches, integrity and reliability of the Corporation’s data, lack of success of attaining full compliance with regard to regulatory and cGMP compliance, experiencing difficulty in managing our recent rapid growth and anticipated future growth, dependence on limited customer base, occasional credits to certain customers reflecting price reductions on products previously sold to them and still available as shelf- stock, possibility of an incorrect estimate of charge-backs and the impact of such an incorrect estimate on net sales, gross profit and net income, dependence on few products generating majority of sales, product liability claims for which the Company may be inadequately insured, subjectivity in judgment of management in applying certain significant accounting policies derived based on historical experience, terms of contracts, our observations of trends of industry, information received from our customers and other sources, to estimate revenues, accounts receivable allowances including chargebacks, rebates, income taxes, values of assets and inventories, litigation involving claims of patent infringement, litigation involving claims for royalties relating to a prior contract for one product and other risks identified in this report and identified from time to time in our reports and registration statements filed with the Securities and Exchange Commission. These forward-looking statements represent our judgment as of the date of this report. We disclaim, however, any intent or obligation to update our forward-looking statements.

Financial Statements follow

CARACO PHARMACEUTICAL LABORATORIES, LTD.

STATEMENTS OF OPERATIONS

	YEAR ENDED		THREE MONTHS ENDED
	MARCH 31,		MARCH 31,
	2006	2005	2006	2005
	$	$	$	$
Net sales	82,788,918	64,115,721	24,701,008	17,336,500
Cost of Goods Sold	41,782,834	26,930,293	12,010,977	7,879,426
Gross Profit	40,916,084	37,185,428	12,690,031	9,457,074

Selling, general & administrative expenses	8,182,718	5,873,880	2,481,487	1,879,480
R&D cost to affiliate – non-cash	35,055,360	26,768,880	14,008,000	10,200,000
R&D cost other	8,437,338	6,639,868	2,924,784	1,719,865

Operating loss	(10,759,332)	(2,097,200)	(6,724,240)	(4,342,271)

Other income (expense)
Interest income	233,385	54,686	125,255	16,385
Interest expense	(3,740)	(225,788)	(3,740)	-
Other income (expense)	106,375	(9,859)	63,740	4,172

Other income (expense) - net	336,020	(180,961)	185,255	20,557

Net loss	(10,423,312)	(2,278,161)	(6,538,985)	(4,321,714)

Net loss per basic common share	(0.39)	(0.09)	(0.25)	(0.16)
Net loss per basic and diluted common share	(0.39)	(0.09)	(0.25)	(0.16)

Weighted Number of:
Basic common share	26,392,054	26,348,347	26,392,054	26,348,347
Basic and diluted common shares	26,392,054	26,348,347	26,392,054	26,348,347

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